Dyax Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Exhibit 10.1
CONFIDENTIAL DOCUMENT
EXECUTION COP

THIRD AMENDMENT TO
SERVICES AGREEMENT
(Specialty Pharmacy and Hub Services)

This Third Amendment to Services Agreement (this “Amendment”) is made and entered into as of July 8, 2011 (the “Amendment Effective Date”), by and between DYAX CORP. (“Dyax”) and US BIOSERVICES CORPORATION, on behalf of itself and its subsidiaries (“US Bio”).

WHEREAS, Dyax and US Bio entered into that certain Services Agreement, dated November 19, 2009, as amended on February 15, 2011 and May 31, 2011 (the “Agreement”), pursuant to which US Bio provides services to Dyax in connection with the product Kalbitor®; and

WHEREAS, pursuant to and in accordance with Section 17.5 of the Agreement, the parties desire to amend the Agreement to implement certain changes to the terms and conditions of the Agreement, as described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Defined Terms.

Any capitalized terms that are used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1.           Amendments.

A.	Engagement. Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following language:

2.1  Engagement.  Upon the terms and conditions set forth herein, Dyax hereby engages US Bio on an exclusive basis during the Term (subject to Section 2.3(a) and Section 15.4), to (i) dispense and distribute Product to Specialty Pharmacy Customers for the Field in the Territory, and (ii) provide the Hub Services. US Bio hereby accepts such engagement and shall dispense and distribute Product to Specialty Pharmacy Customers in the Territory and provide the Hub Services in a professional and responsible manner and in accordance with the terms of this Agreement and all Applicable Laws.

B.	Exclusivity. The first sentence of Section 2.3(a) of the Agreement is deleted in its entirety and replaced with the following language:

(a)      The parties acknowledge and agree that as a result of the exclusive nature of the US Bio engagement, (i) subject to the immediately following sentence and Section 15.4, during the Term, Dyax shall not engage any party other than US Bio or its Affiliates to dispense and distribute Product to Specialty Pharmacy Customers for the Field in the Territory or perform the Hub Services, (ii) during the Term and for [*****] thereafter, US Bio shall not, and shall cause its Affiliates providing specialty pharmacy services not to, provide services substantially similar to the Hub Services (excluding the dispensing and sale of products) for any Competing Product, and (iii) during the Term and for [*****] thereafter, US Bio shall not promote any Competing Product (excluding the dispensing and sale of Competing Products and inclusion of Competing Products on a referral form).Notwithstanding the terms set forth in clause (i) of this Section 2.3(a), (A) if US Bio is unable to dispense Product to a particular Patient due to US Bio’s out-of-network status with, the Patient’s payer within [*****] (or such other time period as mutually agreed upon by the parties), Dyax shall have the right to allow access to Product for such Patient through another specialty pharmacy which purchases the Product for such Patient from US Bio’s Affiliate, ASD Healthcare;  and (B) in the event Dyax desires to have Product shipped to a Patient’s home for administration by a home health care provider in a home setting or at such home health care provider’s affiliated infusion center, Dyax shall have the right to distribute Product independent of US Bio and its Affiliates to designated specialty pharmacies(the “Designated SP”), provided that the home health care provider is owned by, or under common control with, the Designated SP and further provided that Dyax is responsible for ensuring that the Designated SP dispenses and sells Product only to patients for administration by the home health care provider in a home setting or at its affiliated infusion center.  Dyax shall ensure that (i) it has a written agreement in place with the Designated SP restricting Product sales consistent with the foregoing, and will audit Designated SP on a semi-annual basis to ensure that the Designated SP is only processing orders for Product intended for administration by a home health care provider owned by or under common control with the Designated SP in the patient’s home or at an affiliated infusion center.

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.

2.           No Other Amendments.

Except as expressly amended hereby, the Agreement, as originally executed and previously amended, remains in full force and effect.  It is agreed by the parties that all references to the Agreement hereafter made by them in any document or instrument delivered pursuant to or in connection with the Agreement shall be deemed to refer to the Agreement as amended hereby.

3.           Entire Agreement.

This Amendment and the Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

4.           Counterparts.

This Amendment may be executed in multiple counterparts, each of which will be considered an original, but which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers or representatives as of the Amendment Effective Date.

US Bioservices Corporation		Dyax Corp.
By:	/s/ Craig Miller	By:	/s/ RJ Berard

Name:	Craig Miller	Name:	RJ Berard

Title:	President	Title:	VP, Commercial

Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote such omission.